Exhibit 15.1
Awareness Letter of Deloitte & Touche LLP
Bank of America, N.A. as Trustee
For the Permian Basin Royalty Trust:
We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Permian Basin Royalty Trust for the three-months ended March 31, 2006 and 2005, and have issued our report dated May 8, 2006. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that Permian Basin Royalty Trust and ConocoPhillips have incorporated by reference in this Registration Statement on Form S-3, Permian Basin Royalty Trust’s Form 10-Q for the quarter ended March 31, 2006, which includes our report dated May 8, 2006, covering the unaudited interim financial information contained therein.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
/s/ Deloitte & Touche LLP
Dallas, Texas
June 20, 2006